Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane/Brian Prenoveau, CFA
ICR, Inc. for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces its Application for the NASDAQ Capital Market Was Denied
PORTLAND, Oregon, March 25, 2008 — TRM Corporation (NASDAQ: TRMM) today announced that it received a NASDAQ Staff Determination Letter on March 19, 2008 denying TRM’s application to transfer its shares to the NASDAQ Capital Market due to its failure to demonstrate compliance with the NASDAQ Capital Market’s initial inclusion requirements (other than bid price) as set forth in Marketplace Rule 4310(c). TRM received an additional NASDAQ Staff Determination Letter dated March 19, 2008 stating that TRM’s shares will be delisted from the NASDAQ Global Market as a result of the Company’s failure to satisfy the minimum stock price requirement of the NASDAQ Global Market as set forth in Marketplace Rule 4450(a).
On March 12, 2008, TRM announced that it had failed to comply with NASDAQ’s minimum bid price requirement and as a result, no longer met the requirements for continued listing on the NASDAQ Global Market. After discussions between the Company and NASDAQ staff members, the Company filed its election to transfer to the NASDAQ Capital Market. Based on such discussions with NASDAQ staff members, the Company understood that such filing would result in an additional 180 days to become compliant. Subsequently, NASDAQ informed the Company that it would not receive such additional time because it did not meet initial listing requirements of the NASDAQ Capital Market.
Unless TRM requests an appeal of the delisting determination, NASDAQ will suspend trading of TRM’s common stock at the open of business on March 28, 2008, and the common stock will subsequently be delisted. TRM plans to appeal the Staff’s determination and request a hearing no later than March 26, 2008, which will stay any delisting action pending the issuance of a decision by the Panel following the hearing.
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
Forward-Looking Statements
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly reports on Form 10-Q for the quarters ended March 30, 2007, June 30, 2007 and September 30, 2007 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

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